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                                                                     Exhibit (6)














                             DISTRIBUTION AGREEMENT

                                     BETWEEN

                        INVESTMENT SERVICES FOR EDUCATION
                               ASSOCIATIONS TRUST

                                       AND

                             CADRE SECURITIES, INC.

                            DATED AS OF JULY 1, 1997



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                                TABLE OF CONTENTS



Recitals................................................................1

                                    ARTICLE I
                              DELIVERY OF DOCUMENTS

Section 1.01  Documents Delivered.......................................2

                                   ARTICLE II
                             APPOINTMENT, DUTIES AND
                       COMPENSATION AS DISTRIBUTION AGENT

Section 2.01  Appointment as Distribution Agent.........................3
Section 2.02  Services and Duties as Distribution Agent.................3
Section 2.03  Compensation as Distribution Agent........................4

                               ARTICLE III
                                EXPENSES

Section 3.01  Expenses Paid by the Distribution Agent...................4

                               ARTICLE IV
                        LIMITATIONS OF LIABILITY

Section 4.01  Distribution Agent's Liability Limitation.................4
Section 4.02  Fund's Liability Limitation...............................4

                                ARTICLE V
                        DURATION AND TERMINATION

Section 5.01  Term of Agreement.........................................5

                               ARTICLE VI
                        CONSULTATION AND RELIANCE

Section 6.01  Consultation with Counsel.................................6
Section 6.02  Reliance on Certificates..................................6

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                               ARTICLE VII
                              MISCELLANEOUS


Section 7.01  Certain Relationships.....................................6
Section 7.02  Certain Restrictions......................................7
Section 7.03  Third Parties.............................................7
Section 7.04  Amendments................................................7
Section 7.05  Captions..................................................8
Section 7.06  Severability..............................................8
Section 7.07  Binding Effect............................................8
Section 7.08  Notices...................................................8
Section 7.09  Entire Agreement..........................................9
Section 7.10  Applicable Law............................................9
Section 7.11  Enforcement and Waiver....................................9
Section 7.12  Authorization.............................................9
Section 7.13  Counterparts.............................................10
Section 7.14  Books and Records........................................10
Section 7.15  Effectiveness............................................10

Execution..............................................................11




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              INVESTMENT SERVICES FOR EDUCATION ASSOCIATIONS TRUST
                             DISTRIBUTION AGREEMENT


         This Agreement, made as of the 1st day of July 1997, by and between the Investment Services for Education Associations Trust, a Delaware business trust (the "Fund"), and Cadre Securities Inc., a New York corporation ("Cadre" or the "Distribution Agent").

         WHEREAS, the Fund desires to avail itself of the experience, resources, advice and assistance of Cadre Securities, Inc. and to have Cadre Securities, Inc. undertake the duties and responsibilities hereinafter set forth, on behalf and subject to the supervision of the Board of Trustees of the Fund, as provided herein; and

         WHEREAS, Cadre is willing to undertake to render such services, subject to the supervision of the Board of Trustees, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby the parties hereto agree as follows:





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                        ARTICLE I. DELIVERY OF DOCUMENTS

         Section 1.01. Documents Delivered. Except as herein otherwise provided, the Fund has delivered, or will cause to be delivered, to Cadre properly certified or authenticated copies of each of the following documents and will deliver to it all future amendments and supplements thereto, if any:

                (a) Amended and Restated Agreement of Trust of the Fund, dated as of December 11, 1996, (such document, as presently in effect and as the same may be amended from time to time, is herein called the "Declaration of Trust");

                (b) By-laws of the Fund (such By-laws, as presently in effect and as amended from time to time, are herein called the "By-Laws");

                (c) Certified resolutions of the Board of Trustees of the Fund authorizing the appointment of Cadre as the Distribution Agent of the Fund and approving the form of this Agreement;

                (d) Prospectus of the Fund (such Prospectus, in its present form and as the same may be amended or supplemented from time to time, is herein called the "Prospectus");

                (e) Certified copy of the Investment Advisory Agreement;

                (f) Certified copy of the Administration Agreement; and

                (g) A certificate of the Secretary of the Fund setting forth the names and specimen signatures of the individuals authorized at the time of delivery of such certificate to act on behalf of the Fund in connection with matters arising hereunder.


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                       ARTICLE II. APPOINTMENT, DUTIES AND
                       COMPENSATION AS DISTRIBUTION AGENT

         Section 2.01. Appointment as Distribution Agent. The Fund, hereby appoints Cadre as the Distribution Agent of the Fund on the terms and for the period set forth in this Agreement, and Cadre hereby accepts such appointment and agrees to perform the services and duties of the Distribution Agent set forth in Section 2.02 hereof for the compensation provided in Section 2.03 hereof.

         Section 2.02 Services and Duties as Distribution Agent. Subject to the supervision of the Board of Trustees of the Fund, the Distribution Agent:

                (a) shall furnish the Fund, at the sole expense of the Distribution Agent, with the services of such persons as may be necessary from time to time, as requested by the Board of Trustees, competent to engage in marketing and sales efforts to encourage investors and Shareholders to invest in the Fund, and shall perform such marketing and sales functions as may be requested from time to time by the Board of Trustees;

                (b) shall advise the Board of Trustees from time to time, as requested by the Board of Trustees, regarding methods of seeking and obtaining additional Shareholders in the Fund;

                (c) shall assist Shareholders and potential shareholders in completing and submitting registration forms for the Fund; and

                (d) shall assist in the preparation and dissemination of information with respect to the existence and operation of the Fund.

         In connection with the performance of its duties hereunder, the Distribution Agent hereby represents and warrants to the Board of Trustees of the Fund that it is authorized by, and has received all approvals and licenses under, all applicable state and federal laws necessary to


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lawfully perform its duties hereunder.

         Section 2.03. Compensation as Distribution Agent. For the services to be rendered and the duties to be assumed by the Distribution Agent pursuant to
Section 2.02 of this Agreement, the Distribution Agent shall not be paid any fee.

                              ARTICLE III. EXPENSES

         Section 3.01. Expenses Paid by the Distribution Agent. The Distribution Agent shall pay the expenses of activities that are primarily intended to result in the sale of Shares in the Fund, including but not limited to, advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of prospectuses to other than current shareholders, and the printing and mailing of sales literature provided that the Distribution Agent shall not be obligated to pay such expenses to the extent the Fund pays them under any plan adopted by the Fund under Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act").

                      ARTICLE IV. LIMITATIONS OF LIABILITY

         Section 4.01. Distribution Agent's Liability Limitation. The Distribution Agent shall not be liable for any error in judgement or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement, provided, however, that this Section 4.01 shall not limit the Distribution Agent's liability to the Fund with respect to any breaches by it of this Agreement.


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         Section 4.02. Fund's Liability Limitation. Reference is hereby made to the Declaration of Trust which contains certain provisions limiting the liability of the Board of Trustees, Shareholder, officers, employees and agents of the Fund. The obligations of the Fund created hereunder are not personally binding upon, nor shall resort be had to the property of, any of the Board of Trustees, Shareholder, officers, employees or agents of the Fund, and only that portion of the Fund property necessary to satisfy the obligations of the Fund arising hereunder shall be bound or affected by the operation of this Agreement.

                       ARTICLE V. DURATION AND TERMINATION

         Section 5.01. Term of Agreement. Unless sooner terminated as provided herein, this Agreement will continue in effect until June 30, 1999. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided such continuance is specifically approved at least annually
(a) by the vote of a majority of those members of the Fund's Board of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Fund's Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Fund (by vote of the Fund's Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund), or by the Distribution Agent, on 60 days' written notice. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" will have the same meaning as the meaning of such terms in the


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1940 Act).

                      ARTICLE VI. CONSULTATION AND RELIANCE

         Section 6.01. Consultation with Counsel. The Distribution Agent may consult with reputable and experienced legal counsel (who may be counsel to the Fund) concerning any question that may arise with reference to its duties under this Agreement, and the opinion of such counsel shall be full and complete protection in respect of any action taken or omitted by the Distribution Agent in good faith and in accordance with such opinion provided such action meets the standards in Section 4.01.

         Section 6.02. Reliance on Certificates. The Distribution Agent shall not be liable, subject to Section 4.01, and shall be fully protected in relying upon any notice, instrument, direction or other communication that the Distribution Agent reasonably believes (based on the most recent certificate of the Secretary of the Fund that has been received by the Distribution Agent pursuant to paragraph (g) of Section 1.01. hereof) to have been given by an individual who is authorized to act on behalf of the Fund. The Fund agrees that it will supply the Distribution Agent with certificates of the type described in paragraph (g) of Section 1.01 hereof from time to time as necessary to keep the information contained therein current, unless an employee or an affiliate of the Administrator is a trustee or an officer of the Fund in which case such certificates shall not be required by this Agreement.

                           ARTICLE VII. MISCELLANEOUS

         Section 7.01. Certain Relationships. Nothing in this Agreement shall prevent the


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Distribution Agent or any officer, director or employee thereof from acting as investment adviser or manager or Distribution Agent for any other person, firm, corporation or entity and shall not in any way limit or restrict the Distribution Agent or any of its director, officers, partners or employees or any of its affiliates' directors, officers, partners or employees from buying, selling or trading any investment instrument for its or their own accounts or the accounts of others (including without limitation other Funds) for whom it or they may be acting; provided, however, that the Distribution Agent expressly represents that it will undertake no activities which, in its judgment, will materially adversely affect the performance of its obligations to the Fund under this Agreement. Directors, officers, partners, employees and agents of the Distribution Agent or of affiliated persons of the Distribution Agent may serve as officers, employees or agents of the Fund.

         Section 7.02. Certain Restrictions. Anything in this Agreement to the contrary notwithstanding, the Distribution Agent shall refrain from any action which would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Fund or its Shareholder or which would not be permitted by the Fund's Prospectus, Declaration of Trust or By-Laws or by guidelines, procedures or other directions of the Fund's Board of Trustees.

         Section 7.03. Third Parties. When dealing with third parties on behalf of the Fund in connection with the matters to which this Agreement relates, the Distribution Agent shall include such recitals in written documents as may be reasonably requested by the Fund pursuant to the provisions of the Prospectus and Declaration of Trust regarding the limitation of liability of the Board of Trustees, Shareholders, officers, employees and agents of the Fund to third parties.


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         Section 7.04. Amendments. This Agreement shall not be modified or amended without the consent of each party hereto, which consent must be evidenced by an instrument in writing executed by each party hereto, or by their respective successors or permitted assigns.

         Section 7.05. Captions. The captions in this Agreement are included for convenience of reference only and shall in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         Section 7.06. Severability. If any provision of this Agreement shall be held invalid under any applicable statute or regulation or by a decision of a court of competent jurisdiction, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

         Section 7.07. Binding Effect. This Agreement shall be binding upon and shall insure the benefit of the parties hereto and, subject to Section 5.01, their respective successors and permitted assigns.

         Section 7.08. Notices. Notices or consents of any kind required or permitted under this Agreement shall be in writing and shall be deemed duly delivered if delivered in person or if mailed by certified mail, return receipt requested, or telegraph, postage prepaid to the appropriate party as follows:

         A.     If to the Fund:

                William M. Sullivan, Esq.
                Cadre Securities, Inc.
                905 Marconi Avenue
                Ronkonkoma, NY 11779-7255

                with a copy to:



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                Michael P. Malloy, Esquire
                Drinker Biddle & Reath LLP
                Philadelphia National Bank Building
                1345 Chestnut Street
                Philadelphia, PA  19107-3496

         B.     If to the Distribution Agent:

                William M. Sullivan, Esq.
                Cadre Securities, Inc.
                905 Marconi Avenue
                Ronkonkoma, NY  11779-7255


or at such other address or to the attention of such other individual as shall be specified by the respective parties hereto by written notice hereunder.

         Section 7.09. Entire Agreement. This Agreement, and the documents delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof.

         Section 7.10. Applicable Law. this Agreement shall be deemed to have been executed in the State of Delaware and the substantive laws of the State of Delaware shall govern the construction of this Agreement and the rights and remedies of the respective parties hereto.

         Section 7.11. Enforcement and Waiver. Each party hereto shall have the right at all times to enforce the provisions of this Agreement in strict accordance with the terms hereof, notwithstanding any conduct or custom on the part of such party in refraining from so doing at any time or times. The failure of a party hereto at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the respective


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parties hereto are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

         Section 7.12. Authorization. This Agreement has been duly authorized, executed and delivered by the parties hereto and constitutes a legal, valid and binding obligation of such parties, enforceable in accordance with its terms. Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his organization.

         Section 7.13. Counterparts. This Agreement is intended to take effect as an instrument under seal.

         Section 7.14. Books and Records. In compliance with the requirements of Rule 31a-3 of the Rules under the Investment Company Act of 1940, the Distribution Agent hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any records upon the Fund's request. The Distribution Agent further agrees to preserve for the periods prescribed by Rule 31a-2 the records required to be maintained by Rule 31a-1 of the Rules.

         Section 7.15. Effectiveness. This Agreement shall take effect as of the date first above written.



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         IN WITNESS WHEREOF, the parties hereto have caused this Distribution
Agreement to be executed by their officers designated below as of the day and year first above written and confirmed the day and year written below.

Investment Services for Education Associations Trust


by: /s/Don I. Tharpe
    ---------------------------



Cadre Securities, Inc.


by: /s/William T. Sullivan, Jr.
    ---------------------------




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